SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                        Exchange Act of 1934

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

(X) Preliminary Proxy Statement ( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
( ) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SYNALLOY CORPORATION
        -----------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

        -----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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( ) $125 per Exchange Act Rules 0-11(c)(1)(ii),
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    Schedule 14A

( ) Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11.
1) Title of each class of securities to which
        transaction applies:
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        amount on which the filing fee is calculated and state how it was determined):
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( ) Fee paid previously with preliminary materials.

   ( ) Check box if any part of the fee is offset as provided
    Exchange Act Rule 0-11(a)(2) and identify the filing
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    number, or the Form or Schedule and the date of its
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     4) Date Filed:-----------------------------------------


                             SYNALLOY CORPORATION
                             Post Office Box 5627
                       Spartanburg, South Carolina 29304

                           NOTICE OF ANNUAL MEETING
                               April 29, 1999

TO THE STOCKHOLDERS OF SYNALLOY CORPORATION

Notice is hereby given that the Annual Meeting of Shareholders of Synalloy Corporation will be held at the corporate offices of the Company, Croft Industrial Park, Spartanburg, South Carolina, on Thursday, April 29, 1999, at 10:00 a.m. local time. The following important matters will be presented for your consideration:

1. To elect five (5) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To vote upon a proposal to amend Article IV of the Certificate of Incorporation to increase the authorized Common Stock of the Company from 8,000,000 shares, par value $1.00 per share, to 12,000,000 shares, par value $1.00 per share;

3. To ratify the selection of Ernst & Young LLP, independent certified public accountants, as independent auditors for fiscal year ending January 1, 2000;

4. To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.
All of the above matters are more fully described in the accompanying Proxy Statement.

Only shareholders of record at the close of business on March 1, 1999 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Cheryl C. Carter
Secretary

Spartanburg, South Carolina
March 26, 1999

Important: You are cordially invited to attend the meeting, but whether or not you plan to attend, PLEASE VOTE, DATE, SIGN AND MAIL the enclosed Proxy promptly. If you attend the meeting, you may either vote by your proxy, or withdraw your proxy and vote in person.

The 1998 Annual Report on Form 10K is furnished herewith.


                         SYNALLOY CORPORATION
                         CROFT INDUSTRIAL PARK
                         POST OFFICE BOX 5627
                    SPARTANBURG, SOUTH CAROLINA 29304

                            PROXY STATEMENT
                     ANNUAL MEETING OF SHAREHOLDERS
                            April 29, 1999

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Synalloy Corporation (the "Company") of proxies to be voted at the Annual Shareholders' Meeting to be held at the general offices of the Company, Croft Industrial Park, Spartanburg, South Carolina, on Thursday, April 29, 1999, at 10:00 a.m. local time, and at all adjournment(s) thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders is March 26, 1999. Quorum and Vote Required. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting.

Voting Rights. The securities which can be voted at the Annual Meeting consist of Common Stock of the Company, $1.00 par value per share, its only class of issued and outstanding capital stock. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is March 1, 1999. On February 26, 1999, the Company had outstanding 6,725,629 (excluding 1,274,371 shares held in treasury) shares of Common Stock having one (1) vote per share. Each shareholder of Common Stock is entitled in respect to each matter to be voted on at the meeting to one (1) vote per share, except that in the election of Directors shareholders have cumulative voting rights.

Each shareholder of Common Stock entitled to vote for the election of Directors shall have the right to cumulate his votes either (1) by giving to one candidate as many votes as shall equal the shares owned by such holder, or
(2) by distributing his votes on the same principle among any number of candidates. Any shareholder who intends to so vote his shares shall either (1) give written notice of such intention to the Secretary of the Company not less than forty-eight (48) hours before the time fixed for the Annual Meeting, or
(2) announce his intention in such meeting before the voting for Directors shall commence. If a shareholder gives notice of his intention to cumulate his votes, all shareholders entitled to vote at the meeting shall without further notice be entitled to cumulate their votes.

Cost of Solicitation. The entire cost of soliciting these proxies will be borne by the Company. The Company may make arrangements with brokerage houses, nominees, fiduciaries and other custodians to send proxies and proxy material to beneficial owners of the Company's stock and may reimburse them for their expenses in so doing. Proxies may be solicited personally or by telephone, telegram or mail by directors, officers and regular employees of the Company without additional compensation for such services. Synalloy has engaged the services of W. F. Doring & Company, a firm specializing in proxy solicitation, to solicit proxies and to assist in the distribution and collection of proxy material for a fee estimated at approximately $2,500 plus reimbursement of out-of-pocket expenses.

Voting by Proxy. In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by stockholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors, to approve amending the Article IV of the Certificate of Incorporation to increase the authorized Common Stock from 8,000,000 to 12,000,000 shares and to ratify the appointment of Ernst & Young LLP as independent auditors. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

Revocability of Proxy. Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by a valid proxy bearing a later date delivered to the Company or by attending the meeting and voting in person.

STOCKHOLDERS' PROPOSALS FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS

Stockholders' proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 intended to be presented at the 2000 Annual Meeting of Shareholders, tentatively scheduled for April 27, 2000, must be sent certified mail, return receipt requested and received at the Company's Executive Offices, Post Office Box 5627, Spartanburg, South Carolina 29304, addressed to the attention of the Secretary by November 28, 1999 in order to be included in the Proxy Statement and form of proxy relating to such meeting.

SECURITIES AND EXCHANGE COMMISSION ANNUAL REPORT

The Company's Annual Report to Stockholders including Form 10-K for the year ended January 2, 1999, as filed with the Securities and Exchange Commission, accompanies this Proxy Statement and is incorporated by reference herein.

BENEFICIAL OWNERS OF MORE THAN FIVE (5%) PERCENT OF
THE COMPANY'S COMMON STOCK

The table below details certain information regarding any person who is known by the Company to be the beneficial owner of more than five (5%) percent of the Company's Common Stock as of February 26, 1999.

	                                     Amount and Nature
	                                       of Beneficial
Name and Address of Beneficial Owner	    Ownership	        Percent of Class
Wellington Management Company, LLP	      668,000	(1)	          9.93
75 State Street
Boston, MA 02109

T. Rowe Price Associates, Inc.	          630,000	(2)	          9.37
100 East Pratt Street
Baltimore, MD 21202

Royce & Associates	                      469,050	(3)	          6.97
1414 Avenue of the Americas
New York, NY 10019

Dimensional Fund Advisors, Inc.	         419,882	(4)	          6.24
1299 Ocean Avenue, Suite 650
Santa Monica, CA 90401

James G. Lane, Jr.	                      407,065	(5)	          6.05
PO Box 5627
Spartanburg, SC 29304

Markel Corporation	                      342,050	(6)	          5.09
Post Office Box 2009
Glen Allen, VA 23058


(1) Wellington Management Company, LLP, ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment
Advisers Act of 1940, as amended. As of December 31, 1998, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 668,000 shares of common stock of Synalloy Corporation that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December
31, 1998, WMC had shared voting power of 283,000 shares and share dispositive power of 668,000 shares. This information was obtained from Wellington's
Schedule 13G dated January 24, 1999.

(2) These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities
Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information was obtained from Price Associates' Schedule 13G dated February 12, 1999.

(3) Royce & Associates, Inc. ("Royce") is an investment advisor registered with the Securities & Exchange Commission under the Investment Advisors Act of
1940. Mr. Charles M. Royce may be deemed to be a controlling person of Royce and as such may be deemed to beneficially own the shares of Common Stock of the Company beneficially owned by Royce. Mr. Royce does not own any shares outside of Royce and disclaims beneficial ownership of the shares held by Royce. This information was obtained from Royce's 13G dated February 8, 1999.

(4) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment
Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities of the Issuer described in this schedule that are owned by the Portfolios. All securities reported in this schedule are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities.This information was obtained from Dimensional
13G dated February 11, 1999.

(5)  The aggregate number of shares of Common Stock owned beneficially by Mr.
Lane includes direct ownership of 189,574 shares; indirect ownership of 7,341 shares held by the trustee under Synalloy's 401(k)/ESOP Plan, 1,400 shares held in an IRA, 199,750 shares owned by his spouse of which Mr. Lane disclaims beneficial ownership, and options to purchase 9,000 shares exercisable within 60 days.

(6)  Pursuant to the instructions in Item 7 of Schedule 13G, Markel Gayner
Asset Management Corporation, ("Markel Gayner") 4551 Cox Road, Glen Allen, VA
23060, a wholly-owned subsidiary of Markel Corporation and an investment adviser registered under the Investment Advisors Act of 1940, is the beneficial owner of 342,050 shares or 5.09% of the outstanding common stock of Synalloy Corporation (the "Company") as a result of acting as investment advisor to Essex Insurance Company, Markel American Insurance Company,
Evanston Insurance Company (each wholly-owned subsidiaries of Markel
Corporation) and certain other investors.

	Markel Corporation, through its control of Markel Gayner, Essex Insurance
Company, Markel American Insurance Company and Evanston Insurance Company, has sole power to direct the voting and disposition of shares of common stock of the Company held by these entities. Markel Corporation, through its control of Markel Gayner, has shared power to direct the disposition, but not the voting, of shares of common stock of the Company held by certain other investors advised by Markel Gayner. This information was obtained from Markel's 13G dated February 12, 1999.

                ELECTION OF DIRECTORS (Item 1 on Proxy Card)

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen individuals. Upon recommendation of the Nominating Committee, the Board of Directors fixed the number of directors constituting the full Board at five members and recommends that the five nominees listed in the table which follows be elected as directors to serve for a term of one year until the next succeeding Annual Meeting and until their successors are elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected.

 If cumulative voting is not requested, the holders of the Board of Directors' proxies will vote the proxies received by them for the election as directors of the five persons named below. If cumulative voting is requested, the holders of the Board of Directors' proxies will vote the proxies received by them cumulatively for some or all of the nominees in such manner as may be determined at the time by the proxy holders.

While the Board of Directors expects that all of the nominees will serve as directors, if, at the time of the Annual Meeting of Shareholders, or any adjournment(s) thereof, a situation should arise making it impossible for one or more of the nominees to serve, the holders of the enclosed proxy will vote for such substitute nominee as the Board of Directors recommends.

The Board of Directors recommends that stockholders vote "FOR" the proposal to elect the five nominees listed below as directors of the Company.

The election of directors requires the affirmative vote of the holders of a plurality of votes given for each director to be elected.
The following table sets forth the names of nominees for director, their age, the year in which they were first elected a director, a brief description of their principal occupation and business experience during the last five years, all directorships of publicly held companies other than the Company, and the number of shares of the Company's Common Stock beneficially owned by them directly or indirectly, as of February 26, 1999, and certain other information. The Board Committee assignments are as of February 26, 1999.

                                                         		Common Stock
                                                         		Beneficially
                                                         		Owned as of
Name, Age, Principal Occupation, Other	         Director   Feb. 26, 1999
Directorships and Other Information	            Since	     (% of Class)

Sibyl N. Fishburn, age 63. Mrs. Fishburn is 	     1979	    95,893	(1)(6)
a graduate of Hollins College, Roanoke, VA.		               (1.43)
She serves on the Board of the Vir ginia
Nature Conservancy. Mrs. Fishburn is a member
of the Audit and Nominating Committees.

Richard E. Ingram, age 57. Mr. Ingram has been	   1989	    36,200 (2)(6)
Chairman of the Board of Builder Marts of 		                     *
America, Inc. (BMA) since 1988 and Chief
Executive Officer since May 1998, a national
distributor of lumber and building materials
in Greenville, SC. He is a director of Ingram
Enterprises, Inc., a privately-owned company.
He is also a Director of Columbia Lumber, a
retail lumber business; and SLI (NYSE:SLI),
a manufacturer of various lighting products.
He is a member of the Executive, Nominating
and Compensation & Long-Term Incentive Committees.

James G. Lane, Jr., age 65. Mr. Lane has	         1986	   407,065 (3)
served as Chief Executive Officer and Chairman            		(6.05)
of the Board of the Company since 1987. He is
a member of the Executive and Nominating
Committees.

Glenn R. Oxner, age 60. Mr. Oxner is Chairman  	  1989    	27,500 (4)(6)
and Chief Executive Officer of Edgar M. Norris 		               *
Co., Inc., an investment securities company in
Greenville, SC. He is a member of the Audit
and Compensation & Long- Term Incentive
Committees.

Carroll D. Vinson, age 58. Mr. Vinson is owner    1987	    20,425 	(5)(6)
of C. D. Vinson & Associates, a consulting firm,		   *
a principal in MAE, LLC which is a privately-
owned real estate investment company. Until
December 31,1998, Mr. Vinson was President and a
Director of Metropolitan Asset Enhancement Group,
a private real estate holding company
affiliated with Insignia Financial Group, Inc.
("Insignia") in Greenville, SC, and until
September 30,1998, Mr. Vinson served
as Chief Operating Officer of Insignia
Properties Trust, a real estate investment
trust which is affiliated with Insignia. He is a
 member of the Audit, Executive and Compensation
& Long-Term Incentive Committees.

All Directors and Officers as a group (9          	       710,354	(7)
including those listed above)		(10.56)

*Less than 1 percent

(1) Includes indirect ownership of 7,065 shares by spouse; 19,000 shares held in trust for children of which Mrs. Fishburn's spouse is trustee; and 8,000 shares held in irrevocable trust over which Mrs. Fishburn has certain powers.

(2) Includes indirect ownership of 16,550 shares held by Donna C. Ingram Trust and 900 shares held in an IRA.

(3) Includes indirect ownership of 7,341 shares held by the trustee under Synalloy's 401(k)/ESOP Plan;1,400 shares held by an IRA; and 199,750 shares owned by his spouse.

(4)  Includes 2,000 shares held jointly by Mr. Oxner and his spouse.

(5) Includes indirect ownership by spouse of 1,575 shares and 10,000 owned by a family partnership.

(6)  Includes options to purchase 7,500 shares exercisable pursuant to the 1994
Non-Employee Directors' Stock Option Plan.

(7) Includes 101,000 shares which are currently subject to exercisable options, and 16,837 shares allocated under the Company's 401(k)/ESOP.

BOARD OF DIRECTORS AND COMMITTEES

The business and affairs of the Company are under the general management of its Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. The Company has standing Executive, Audit, Compensation & Long-Term Incentive, and Nominating Committees of the Board of Directors.

The members of the Executive Committee are James Lane*, Richard Ingram and Carroll Vinson. This Committee exercises the authority of the Board of Directors in the management of the business of the Company between the meetings of the Board of Directors. However, this Committee shall not have, among other powers, the authority to amend the Certificate of Incorporation or Bylaws, to adopt an agreement of merger or consolidation, to recommend to the shareholders the sale, lease or exchange of the Company's property and assets, to declare a dividend, or to authorize the issuance of stock. During the past fiscal year, this Committee met one time.

The Audit Committee members are Glenn Oxner*, Sibyl Fishburn and Carroll Vinson. This Committee makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors; approves the rendering of any material non-audit services; approves the audit fee payable to the independent auditors; reviews audit results; and reviews the expense accounts of Company officers. During the past fiscal year, this Committee held two meetings.

The Compensation & Long-Term Incentive Committee, currently comprised of Richard Ingram*, Carroll Vinson, and Glenn Oxner, is responsible for reviewing and making recommendations to the Board related to salaries, wages, bonuses and benefits for officers of the Company and for administering the Company's stock option program including the granting of options thereunder. This Committee held two meetings during the last fiscal year.

The Nominating Committee is comprised of James Lane*, Richard Ingram and
Sibyl Fishburn. This Committee is responsible for reviewing and recommending changes in size and composition of the Board of Directors and evaluating and recommending candidates for election to the Company's Board. This Committee met once in 1998. The Nominating Committee will consider nominees recommended by shareholders if the recommendations are forwarded to the Secretary of the Company for transmission to the Nominating Committee not less than 30 days nor more than 60 days prior to the meeting, and are otherwise in compliance with the Company's Bylaws. The Committee routinely meets at the regular quarterly meeting of the Board of Directors next preceding the Annual Meeting. Nominations for election as Directors may also be made from the floor at the Annual Meeting of Shareholders provided such nominations are in accordance with the notice procedures set in the Company's Bylaws.

During fiscal year 1998, the Board of Directors met four times. All members of the Board attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the committees of the Board on which they served.

Directors who are not employees of the Company presently receive a fee of $1,000 for attendance at each meeting of the Board of Directors, a $10,000 annual retainer fee, and reimbursement for travel and other expenses related to attendance at meetings. Committee members presently receive a fee of $500 for each meeting attended which is not held on the same day as a Board meeting. Each non-employee director receives an option to purchase 1,500 shares of the Company's stock upon election or re-election (see Stock Option Plans).The Director who is an employee is not paid extra compensation for his service on the Board or any committee of the Board.

*Denotes chairman of respective committee.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10% of the common stock of the Company to file with the Securities and Exchange Commission and the Nasdaq National Market System reports of ownership and changes in ownership of common stock. Officers and directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during 1998, all filing requirements applicable to its officers and directors were met.

      THE BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's cash compensation policies are intended to provide senior managers, including the executive officers, with strong motivation to strive diligently to produce and maintain a high level of profitability. The principal elements of the policies are as follows. Base salaries are increased infrequently except as a result of promotions or to establish parity among senior managers. The intent is to provide senior managers with base salaries lower than their peers in comparable companies. Offsetting the lower salaries are short- term incentive plans that provide cash bonuses equal to a percent of profits before income taxes in excess of a predetermined percentage of equity. Subsidiary and divisional senior managers participate in profit sharing pools determined solely by the performance of their respective subsidiary or division while the Chief Executive Officer's bonus is based on consolidated profitability. The overall effect is to make every senior manager's cash compensation highly dependent on the profitability of the unit for which he/she works. Mr. Braam's salary is subject to an employment agreement negotiated at the time Manufacturers Chemicals Corporation was purchased by the Company. The 1997 salary increases for Messrs. Avento and Moore were the first since 1992 and 1991, respectively. No performance criteria except profits as related to equity were used to determine 1998 compensation for the Chief Executive Officer and other executive officers oth-er than the Vice President, Finance.

The Summary Compensation Table and Notes thereto provide details of the short-term incentives covering the Chief Executive Officer and other executive officers other than the Vice President, Finance for each of the past three years. It also shows for each of the past three years the portion of cash compensation representing bonuses dependent upon profitability.
The Vice President, Finance is paid a salary believed to be toward the lower end of the range of salaries for this position in comparable companies. He is also eligible for a discretionary bonus based on various considerations, including the company's financial results, compensation of other executive employees and an evaluation of his job performance.

The Committee believes that the price of the Company's stock in the long run will reflect the Company's growth and profitability. The short-term incentives described above motivate senior management to strive for such growth and profitability.

A long-term incentive is also provided to senior managers that links their interests directly to those of the Company's shareholders. Options are granted to executive officers under qualified stock option plans adopted in 1988 and 1998 that only rewards them if the price of the Company's stock increases after the dates on which the options are granted. Options are not granted on a regular basis nor on any specific criteria. They are granted from time to time based on the Committee's determination that they will likely increase the long-term motivation of the recipient without an unreasonable amount of potential dilution to shares outstanding.

The Committee believes that the incentive programs provided to senior managers have contributed significantly to the Company's improved financial performance since 1987. The Committee reviews the compensation of the Company's executive officers annually and believes such compensation has been fair to both the executives and the Company's shareholders.

The Compensation & Long-Term Incentive
Committee
	Richard E. Ingram, Chairman
	Glenn R. Oxner
	Carroll D. Vinson
Common Stock Performance

As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with stock performances of a broad equity market index and an index of appropriate similar companies. The Company has selected as a broad equity market index comparison the S&P 500. Because the Company is in two distinctly different businesses, there is no similar industry "peer" group with which to compare. Thus, the Company has selected as the most appropriate peer group the Russell 2000 which is an index of companies with comparable market capitalizations.


                       Synalloy Corporation
          Comparison of Five-Year Cumulative Total Return
         Synalloy Corporation, S&P 500 and the Russell 2000

                                                                   <C.
                           1993    1994    1995    1996    1997    1998
Synalloy Corporation        100     127     231     176     169     103
S & P 500                   100     101     139     171     229     294
Russell 2000                100      98     126     147     180     179

$100 invested on 12/31/93 in stock or index including reinvestment of dividends. Calendar year ending December 31.

                 REMUNERATION OF DIRECTORS AND OFFICERS

The following table sets forth the total annual compensation paid or accrued by the Company and/or its subsidiaries to or for the account of each of the executive officers of the Company whose total cash compensation for the fiscal year ended January 2, 1999 exceeded $100,000.

Summary Compensation Table

                                                        											  All Other
										                                                           Compen-
Name, Age and Principal Position              Year  Salary-$ Bonus-$ sation-$
James G. Lane, Jr. Age 65                     1998   120,000       0  6,400
Chairman of the Board and Chief               1997   120,000 169,271  6,400
Executive Officer since 1987.                 1996   120,000 291,126  4,500

Joseph N. Avento, Age 57                      1998   120,000       0  5,717
President, Bristol Metals, L.P.,              1997   120,000  22,924  6,400
wholly-owned by the Company,                  1996    72,000 190,621  4,500
since January 1992

Herbert B. Moore, Jr., Age 53                 1998   100,000       0  5,961
President, Black Uhler Chemical,              1997   100,000  49,030  6,285
a Division of the Company,                    1996    67,000  57,129  4,500
since September 1986

Gregory M. Bowie, Age 49                      1998   104,000  15,000  5,593
Vice President, Finance since May 1994.       1997   100,000  35,818  5,819
From 1989 to 1994, he was Vice                1996    83,200  45,478  4,500
President,Finance, Lowndes Corporation,
a fabricator of concrete
products primarily for industrial
and governmental construction projects.

Ronald H. Braam, Age 55                       1998   156,000  10,451 13,716
President, Manufacturers Chemicals,           1997   156,000  22,533 16,933
L.P.,wholly-owned by the Company,             1996    25,500       0  2,822
since October 1996. From 1976 to 1996,
he was President of Manufacturers
Soap and Chemical, Inc. and
Manufacturers Chemicals Corp.,
the acquired companies.

NOTES

Employment Contracts - The Company has a written employment agreement with James G. Lane, Jr. pursuant to which he is entitled to receive an annual base salary, effective January 1, 1999, of $180,000 until December 31, 1999. In addition to his salary, he is entitled to "bonus-compensation" equal to a per-centage (4% for 1999) of net earnings before income taxes in excess of a predetermined percent (10% for 1999) of average shareholders' equity. This agreement also provides certain fringe benefits and contains provisions for salary continuation benefits in the event of Mr. Lane's disability or death, under specified conditions, during the term of his employment by the Company.

The Company has a written employment agreement with Mr. Braam that provides an annual salary of $156,000 and participation in the Management Incentive Plan, if any, for Manufacturers Chemicals Corporation through November 25, 1999.

Bonuses - Cash bonuses based on a short-term incentive plan provide for bonuses to be paid to senior divisional managers in an aggregate amount equal to 10% of the net earnings before income taxes in excess of a predetermined percentage (10% in 1999) for Messrs. Avento, Moore and Braam of average shareholders' equity for the applicable division or subsidiary. Mr. Lane and Mr. Bowie do not participate in these bonus plans.

Other Annual Compensation - No executive officer named in the cash compensation table nor the executive officers of the Company as a group received from the Company or any of its subsidiaries personal benefits or any other compensation which is the lesser of either $50,000 or 10% of the compensation reported in the cash compensation table above.

Long-Term Compensation - There were 16,000 options granted in the last fiscal year. The Company's only long-term incentive plan is its qualified stock option plans.

All Other Compensation - This item was comprised of the following items during 1998: (a) Company contributions allocated to each named individual pursuant to the 401(k)/Employee Stock Ownership Plan: J. G. Lane, Jr. - $6,400 in 1998 and 1997 and $4,500 in 1996; J. N. Avento - $5,717 in 1998, $6,400 in
1997 and $4,500 in 1996; H. B. Moore, Jr. - $5,961 in 1998, $6,285 in 1997 and
$4,500 in 1996; and G. M. Bowie $5,593 in 1998, $5,819 in 1997, $4,500 in
1996; and R. H. Braam - $6,400 in 1998; (b) the full dollar value of the entire premiums paid by the Company on behalf of the named individuals for split dollar life insurance policies: R. H. Braam - $7,316 in 1998. A significant portion of the insurance premiums reported for Mr. Braam is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies.

Stock Option Plans

Currently, there are options outstanding under the 1988, 1994 and 1998 Stock Option Plans and available to grant under the 1994 and 1998 Plans which have been approved by stockholders. The 1988 and 1998 Plans provide for such options to be granted to officers and key employees of the Company, its subsidiaries and divisions to provide them with an opportunity to obtain an equity interest in the Company and to increase their stake in the future growth and prosperity of the Company. The 1994 Plan provides for such options to be granted to non-employee directors. The option price for options granted under these plans is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Certain restrictions exist as to the time in which options can be exercised. With regard to the 1988 Plan, approved at the May 26, 1988 Annual Meeting and the 1998 Plan, approved at the April 30, 1998 Annual Meeting, options may be exercised beginning one year after date of grant at a rate of 20% annually on a cumulative basis. In the event that (a) all or substantially all of the assets or Common Stock of the Company (or a subsidiary or division of the Company in which he/she is employed) is sold to an entity not affiliated with the Company, or (b) a merger or share exchange with an unaffiliated party occurs in which the Company is not the surviving entity, an option holder may exercise in addition to the above, 50% of the options not otherwise exercisable because of the holding period requirement subject to certain limitations. No options may be exercised under the 1988 and 1998 Plans after 10 years from date of grant. The incentive stock options are not transferable other than by death and can only be exercised during the employee's lifetime by the employee. The grant period for the 1988 Plan expired in January 1998. In no event shall options under all Plans having an aggregate fair market value in excess of $100,000 at the dates of grants become exercisable by an optionee for the first time during a calendar year. Under the 1994 Plan, approved at the April 29, 1994 Annual Meeting, non-employed directors as of his or her election or re-election as a member of the Board will automatically receive an option for 1,500 common shares. In the event a person ceases to be a non-employee director for reasons other than death, the unexpired options must be exercised within three years not to ex-ceed 10 years after date of grant. At February 26, 1999, there were 251,500 options outstanding under all plans of which 150,900 were exercisable.

Option/SAR Grants in Last Fiscal Year

No options were granted to the named executive officers in 1998.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Table

 The following table summarizes the number of unexercised options held by the named executives at fiscal 1998 year end.
                                                                   Value of
                                                 Number of        Unexercised
                                                Unexercised      in-the-Money
                                                Options at        Options at
                                               Fiscal Year-       Fiscal Year
                                                    End               End
                        Shares                  Exercisable       Exercisable
               Shares  Acquired   Value             (E)               (E)
              Acquired    on    Realized       Unexercisable     Unexercisable
Name          on Grant Exercise   (1)               (U)               (U)

J.G.Lane, Jr.     0        0       N/A             6,000(E)            0
                                                  12,000(U)            0

J.N. Avento       0        0       N/A            16,500(E)            0
                                                   6,000(U)            0

H.B.Moore, Jr.    0        0       N/A            12,000(E)            0
                                                   4,000(U)            0

G.M. Bowie        0        0       N/A            25,500(E)            0
                                                  12,000(U)            0

R.H. Braam        0        0       N/A             2,000(E)            0
                                                   8,000(U)            0

(1) Values are calculated by subtracting the exercise price from the average of the high and low prices as quoted on NASDAQ National Market Listing on the date prior to exercise or at year end, as appropriate. The closing stock price at fiscal year end was less than the exercise price on all options outstanding.

RETIREMENT PLANS

Salary Continuation Agreements

The Company has a salary continuation agreement with R. H. Braam which provides for payments of $15,000 per annum in the event of pre-retirement death or $40,000 per annum following retirement for 10 years. The Company also has salary continuation agreements with six former officers, which provide for payments at retirement or death ranging from $9,750 to $28,500 per annum for 10 years in the event of pre- retirement death or the longer of 10 years or life following retirement. The present value of the future payments which will be due at retirement are accrued annually through the retirement date. The Company is the owner and beneficiary of life insurance policies on the lives of these persons. Based upon reasonable assumption as to mortality, dividends and other factors, the Company expects to recover the cost of paying said benefits, including a factor for the use of corporate funds, through keyman life insurance proceeds. The present value of the above agreements are accrued. The cumulative amount of this accrual is $549,017.

401(k)/ESOP Plan

The Company has a 401(k)/Employee Stock Ownership Plan (the "Plan"). All employees (except those employees who are entitled to participate in Union-sponsored plans) who are 21 years or older will be eligible to participate on any January 1 or July 1 following one year of service with the Company. Employees are permitted to contribute up to 20% of earnings not to exceed a dollar amount set by the Internal Revenue Service on a pretax basis through payroll deduction. Employees are permitted to change the election daily and can revoke the election at any time. Employee contributions are 100% vested at all times. The employee can invest his deferred contribution in any of the investment funds offered; however, employee contributions cannot be invested in Company stock.

Contributions by the Company are made primarily in Company Stock. For each plan year, the Company contributes on behalf of each participant who is eligible to share in matching contribution for the plan year, a discretionary matching contribution equal to a percentage which is determined each year by the Board of Directors subject to a maximum of 4% in 1998 and 1999. The matching contribution is allocated on June 30 and December 31 of each plan year. In addition to the matching contribution, the Company may make a discretionary contribution which shall be distributed to all eligible participants regardless of whether they contribute to the Plan. No discretionary contributions have been made to the Plan. Participants must be actively employed on June 30 and December 31 in order to share in the matching contribution and discretionary contribution for the respective valuation periods.

 Distributions are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or reason of proven financial hardship as defined according to IRS guidelines. The Plan provides for payment of the participant's account balance upon death, disability or retirement in the form of cash or Company stock or both. If employment terminates for reasons other than retirement, disability or death (e.g. resignation or termination), the discretionary portion of a participant's account balance will be vested based as follows: Zero to four years services - 0% vested; five or more years - 100% vested.

Unvested amounts are forfeited and allocated to participants eligible to share for a plan year. The Plan permits rollovers from qualified plans at the discretion of the Company. The ESOP is permitted to borrow money to purchase Company stock. All Company stock acquired by the Plan with the proceeds of a loan are maintained in a suspense account and are withdrawn and allocated to participant's accounts as the loan is paid. While a participant in the Plan, employees may direct the trustee to vote shares allocated to their account in accordance with their wishes.

All Plan assets are held by an independent trustee. The trustee invests all assets and makes payment of Plan benefits. The Plan is managed and administered by an independent administrator and a Pension Committee comprised of the corporate officers of the Company. Expenses incurred for the administration of the Plan are paid by the Company. The Plan reserves to the Board of Directors of the Company the right to amend the Plan in any manner or terminate the Plan at any time. The Plan may be amended to preserve the qualifications of the Plan under the applicable provisions of the Internal Revenue Code, as amended from time to time. For the year ended 1998, the Company's total matching contribution was $353,791.

                   APPROVAL OF INCREASING AUTHORIZED SHARES
                           (Item 2 on Proxy Card)

	The Board of Directors has unanimously approved and recommends to its Shareholders an amendment (the "Proposed Amendment") to ARTICLE IV of its Certificate of Incorporation increasing the number of shares of Common Stock, $1.00 par value, which the Company has the authority to issue from 8,000,000 shares to 12,000,000. The Proposed Amendment would become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware; the Board of Directors' resolution recommending the Proposed Amendment also provides that Board of Directors may abandon such Proposed Amendment prior to filing without further action by the Shareholders. Upon the effectiveness of the Proposed Amendment, the fourth paragraph of ARTICLE IV of the Company's Certificate of Incorporation would read in its entirety as follows:
The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is twelve (12,000,000) million shares of Common stock, par value One Dollar ($1.00) per share. Except as may be provided by the laws of the State of Delaware or this Certificate of Incorporation, the holders of the Common Stock shall have exclusively all rights of the stockholders. The holders of the Common Sock shall be entitled to one (1) vote per share and to vote such shares cumulatively at all elections of Directors of the Corporation.

As of February 26, 1999, there were 6,725,629 shares of Common Stock issued and outstanding and 1,274,371 shares of the Company's Common Stock authorized and issued but owned by the Company and held as "treasury shares." In addition, pursuant to the Rights Agreement dated as of March 26, 1999, between the Company and Wachovia Bank c/o Boston EquiServe, as Rights Agent, the Board of Directors of the Company has authorized and declared a dividend distribution of one (1) right for each share of Common Stock of the Company outstanding prior to a Distribution Date (as defined in the Plan). Each right represents the right to purchase two-tenths (2/10ths) of one (1) share of Common Stock subject to the terms and conditions of the Rights Agreement. The Company also has an aggregate of 251,500 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's Stock Option Plans (as described in "Remuneration of Directors and Officers"). Shareholders of the Company's Common Stock do not have preemptive rights.

	The Board of Directors believes it is important for the Company to have a sufficient reserve of shares of Common Stock available for potential future needs of the Company. Increasing the number of authorized shares of the Company will provide shares which will be available for both the issuance upon exercise of options as described above and upon exercise of rights following a distribution event. Moreover, increasing the number of authorized shares of Common Stock makes more shares available for general corporate purposes, including any future issuance of Common Stock for public or private offerings, the payment of stock dividends and the subdivision of outstanding shares through stock splits, the acquisition of other companies, and any other desirable corporate purpose. Having such additional authorized shares of Common Stock available for issuance in the future will allow shares to be issued in many instances by the Board of Directors without the expense and delay of a special shareholders' meeting or shareholders' vote. The Company does not have any plans, agreements, understandings or arrangements that could or will result in the issuance of Common Stock except as discussed above. However, in certain circumstances, the issuance of additional shares could substantially dilute existing shareholders.

	Under certain circumstances, the shares available for additional issuance could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of the Company. Also, any of such additional shares of Common Stock could be privately placed with purchasers who might side with the management of the Company in opposing any tender offer of a third party. However, the Proposed Amendment is not being sought in order to frustrate any attempt to acquire control of the Company and the Company is not aware of any such intent. The Company does not have any other charter provision which could be considered an anti-takeover measure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN AU-THORIZED COMMON STOCK.

	Approval of the Proposed Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the meeting. Abstentions and broker non-votes will not be counted in favor of the proposed amendment.


                        APPROVAL OF INDEPENDENT AUDITORS
                             (Item 3 on Proxy Card)

The Board of Directors, at the recommendation of its Audit Committee, elected Ernst & Young LLP to conduct the annual examination of the financial statements of the Company and its consolidated subsidiaries for the fiscal year ended January 2, 1999. The selection of this firm for fiscal year ending January 1, 2000, will be submitted for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has no financial interest, direct or indirect, in the Company or any of its subsidiaries, and they do not have any connection with the Company or any of its subsidiaries except in their professional capacity as independent auditors.

The ratification by the shareholders of the selection of Ernst & Young LLP as independent auditors is not required by law or by the Bylaws of the Company. The Board of Directors consistent with previous practices is, nevertheless, submitting this selection to the shareholders to ascertain their views. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for fiscal year ending January 1, 2000.

The Audit Committee, which is comprised of Directors who are not employees of the Company, approves in advance all non-audit services to be provided by Ernst & Young LLP and believes they have no effect on audit independence. Representatives of Ernst & Young LLP will be present at the Annual Meeting with an opportunity to make statements, if they so desire, and to respond to appropriate questions with respect to that firm's examination of the Company's financial statements for the fiscal year ended January 2, 1999.

The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending January 1, 2000.

                 OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Cheryl C. Carter
Secretary
_______________________________

                         SYNALLOY CORPORATION
              POST OFFICE BOX 5627. SPARTANBURG, SC 29304

This Proxy is Solicited by The Board of Directors for the Annual Meeting of Shareholders on April 29, 1999

The undersigned hereby appoints James G. Lane, Jr., Carroll D. Vinson and Glenn R. Oxner, or any one or more of them, each with power of substitution, as lawful proxy, to vote all the shares of Common Stock of Synalloy Corporation which the undersigned would be entitled to vote if personally present at the Annual Shareholders' Meeting of Synalloy Corporation to be held at Spartanburg, S.C. on Thursday, April 29, 1999, at 10:00 a.m. local time, and at any adjournment thereof, upon such business as may properly come before the meeting.

Said proxies will vote on the items set forth in the Notice of Annual
Meeting and Proxy Statement (receipt of which is hereby acknowledged) as specified on this card, and are authorized to vote in their discretion when a vote is not specified. If no specification is made, it is the intention of said proxies to vote the shares represented by the proxy in favor of the proposals.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for proposals 1, 2 and 3.

Please sign on reverse side and return in the enclosed postage-paid envelope.

Please sign exactly as your name appears hereon. Joint owners should each sign. Trustees, executors, administrators and others signing in a repre-sentative capacity should indicate that capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corpo-ration and his capacity.

 (1)	Election of Directors

Sibyl N. Fishburn	      Glenn R. Oxner
Richard E. Ingram	      Carroll D. Vinson
James G. Lane, Jr.

_____For All Nominees  _____ Withhold 	_____ For All Except

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') names(s). Your shares will be voted for the remaining nominee(s).

(2) Proposal to amend Article IV of the Certificate of Incorporation to increase the authorized Common Stock of the Company from 8,000,000, par value $1.00 per share, to 12,000,000 shares, par value $1.00 per share.

_____For		_____Against		_____Abstain

(3) Proposal to approve the selection of Ernst & Young LLP as auditors for the fiscal year ending January 1, 2000.

_____For		_____Against		_____Abstain

(4) Upon any other matter that may properly come before the meeting or any adjournment thereof, as the proxies in their discretion may determine.

SYNALLOY CORPORATION

Mark box at right is an address change or comment has been noted on the reverse side of this card.

Please be sure to sign and date this Proxy    Date: __________________________

________________________________	_________________________________
Shareholder sign here                          Co-owner sign here